Exhibit (j)(iii)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to our firm in this Registration Statement on Form N-1A of Ambrus Core Bond Fund, Ambrus Tax-Conscious California Bond Fund, and Ambrus Tax-Conscious National Bond Fund, each a series of FundVantage Trust, under the heading “Additional Service Providers” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Philadelphia, Pennsylvania

January 28, 2025